UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report
(Date of Earliest Event Reported):
December 9, 2016

CAMPBELL SOUP COMPANY

New Jersey	1-3822	21-0419870
State of Incorporation	Commission File Number	I.R.S. Employer Identification No.
One Campbell Place
Camden, New Jersey 08103-1799
Principal Executive Offices
Telephone Number: (856) 342-4800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 1.01 – Entry into a Material Definitive Agreement

On December 9, 2016, Campbell Soup Company (the “Company”) and certain of its subsidiaries entered into a Five-Year Credit Agreement with JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent, and the other lenders named therein (the “Credit Agreement”). Subject to the terms and conditions set forth in the Credit Agreement, the lenders have provided the Company with an unsecured, senior revolving credit facility in the amount of up to $1.85 billion with a maturity date of December 9, 2021 (unless extended pursuant to the Credit Agreement). The Company may increase the credit facility commitments up to an additional $500 million, subject to the satisfaction of certain conditions. Borrowings under the Credit Agreement will bear interest at the rates specified in the Credit Agreement, which vary based on the type of loan and certain other conditions. The Credit Agreement contains customary covenants and events of default for credit facilities of this type.

The Credit Agreement will be used to support the Company’s commercial paper program and for other general corporate purposes.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Agreement, which is attached as Exhibit 10 and incorporated herein by reference.

The Company and its subsidiaries have relationships with some of the lenders where they provide commercial banking, investment banking, underwriting, trust and other financial advisory services for which they have received (or will receive) customary fees and expenses.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits

10
Five-Year Credit Agreement, dated December 9, 2016, by and among Campbell Soup Company, the eligible subsidiaries referred to therein, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders named therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPBELL SOUP COMPANY
(Registrant)

Date: December 12, 2016	By:	/s/ Charles A. Brawley, III
Charles A. Brawley, III
Vice President, Corporate Secretary and Associate General Counsel

EXHIBIT INDEX

Exhibit No.

10
Five-Year Credit Agreement, dated December 9, 2016, by and among Campbell Soup Company, the eligible subsidiaries referred to therein, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders named therein.